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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hampton Roads Bankshares, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-84304 and No. 333-64346) on Forms S-3 and S-8, respectively, of Hampton Roads Bankshares, Inc. of our report dated February 14, 2003, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Hampton Roads Bankshares, Inc.

/s/ KPMG LLP

Norfolk, Virginia
March 25, 2003